EXHIBIT 15

HUDSON FOODS, INC. AND SUBSIDIARIES

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

Re:         Hudson Foods, Inc.
            Registration on Forms S-8

We are aware that our report dated January 21, 1997 on our review of the interim financial information of Hudson Foods, Inc. for the periods ended December 28, 1996 and December 30, 1995, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (File nos. 33-36690 and 33-41839). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Coopers & Lybrand L.L.P.

Tulsa, Oklahoma
January 27, 1997